CUSTODY AGREEMENT

BETWEEN

THE HUNTINGTON NATIONAL BANK

AND

MUTUAL FUND SERIES TRUST

APPENDIX B

Series of the Trust

Amended as of April 1, 2014

Domestic Fee Schedule A	Domestic Fee Schedule B
AlphaCentric Asset Rotation Fund	AlphaCentric Smart Money Fund
Catalyst/Groesbeck Growth of Income Fund	AlphaCentric Total Return Fund
Catalyst/MAP Global Total Return Income Fund	Catalyst Absolute Total Return Income Fund
Catalyst/MAP Global Capital Appreciation Fund	Catalyst Activist Investor Fund
Catalyst/CP Core Equity Fund	Catalyst Event Arbitrage Fund
Catalyst/CP World Equity Fund	Catalyst Hedged Futures Strategy Fund
Catalyst/CP Focus Large Cap Fund	Catalyst Insider Buying Fund
Catalyst/CP Focus Mid Cap Fund	Catalyst Insider Income Fund
Day Hagan Tactical Allocation Fund of ETFs	Catalyst Insider Long/Short Fund
Listed Private Equity Plus Fund	Catalyst Macro Strategy Fund
Signal Point Global Alpha Fund	Catalyst Small-Cap Insider Buying Fund
Catalyst Strategic Insider Fund
Catalyst/EquityCompass Share Buyback Fund
Catalyst/Groesbeck Aggressive Growth Fund
Catalyst/Lyons Tactical Core Fund
Catalyst/Lyons Hedged Premium Return Fund
Catalyst/Princeton Floating Rate Income Fund
Catalyst/SMH High Income Fund
Catalyst/SMH Total Return Income Fund
Catalyst/Stone Beach Income Opportunity Fund
Camelot Premium Return Fund
Camelot Excalibur Small Cap Income Fund
Day Hagan Tactical Dividend Fund
Empiric Core Equity Fund
Eventide Gilead Fund
Eventide Healthcare and Life Sciences Fund
JAG Large Cap Growth Fund
KF Griffin Blue Chip and Covered Call Fund
SMH Representation Trust

Approved by:

Mutual Fund Series Trust

Huntington National Bank

/s/Jerry Szilgyi

/s/ John Barker

Jerry Szilagyi, Trustee

John Barker, Trust Officer

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